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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported):   March 28, 2001



                         CAPSULE COMMUNICATIONS, INC.
                         ----------------------------
            (Exact name of registrant as specified in its charter)


         DELAWARE                    0-30555                22-3055962
(State or Other Jurisdiction       (Commission           (I.R.S. Employer
     of Incorporation)             File Number)         Identification No.)


                             TWO GREENWOOD SQUARE
                          3331 STREET ROAD, SUITE 275
                         BENSALEM, PENNSYLVANIA  19020
                    (Address of principal executive offices)


                                (215) 633-9400
             (Registrant's telephone number, including area code)
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ITEM 1.  CHANGE IN CONTROL OF REGISTRANT.

     On March 28, 2001, Gold & Appel Transfer, S.A., a British Virgin Islands corporation ("Gold & Appel"), and Henry G. Luken III entered into a Stock Purchase Agreement pursuant to which Mr. Luken purchased 15,471,301 shares (the "Common Shares") of the common stock, par value $0.001 (the "Common Stock"), of Capsule Communications, Inc. ("Capsule") from Gold & Appel (the "Stock Sale") at $0.20 per share for a total purchase price of $3,094,260.20 (the "Purchase Price"). Pursuant to a power of attorney from Gold & Appel, before the Stock Sale, Walter C. Anderson had sole investment power over the Common Shares. Mr. Luken delivered the Purchase Price to Gold & Appel at the closing of the Stock Sale on March 28, 2001. Mr. Luken paid the Purchase Price from his personal funds.

     Five million six hundred seventy-one thousand three hundred (5,671,300) of the shares included in the Common Shares were encumbered (the "Encumbered Shares") pursuant to the Amended and Restated Pledge Agreement, dated as of March 1, 2001, by and among Gold & Appel, Revision, LLC, Foundation for the International Non-governmental Development of Space, Entree International Limited and Walter C. Anderson, as pledgors, and Donald A. Burns, as pledgee. Under the Stock Purchase Agreement, Gold & Appel agreed to seek the release from Mr. Burns of the encumbrance on the Encumbered Shares. Mr. Burns verbally released the encumbrance on March 28, 2001, and Gold & Appel delivered a number of certificates representing the majority of the Common Shares to Mr. Luken on April 3, 2001. As a result of the Stock Sale, Mr. Luken owns approximately 69% of Capsule's outstanding shares of Common Stock.

     The foregoing description of the Stock Sale is qualified in its entirety by the text of the Stock Purchase Agreement pursuant to which the Stock Sale was effected which is incorporated by reference in this Form 8-K as set forth under it in Exhibit 10.1.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (c)  Exhibits

               Exhibit 10.1 Stock Purchase Agreement, dated March 28, 2001, between Gold & Appel Transfer, S.A. and Henry G. Luken III.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                             CAPSULE COMMUNICATIONS, INC.


Date:  April 10, 2001        By:  /s/ David B. Hurwitz
                                  ---------------------
                                  David B. Hurwitz
                                  President and Chief Executive Officer

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                                 EXHIBIT INDEX

Exhibit Number    Description
--------------    -----------

    10.1 Stock Purchase Agreement, dated March 28, 2001, between Gold & Appel Transfer, S.A. and Henry G. Luken III.

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